Exhibit 99.2

Selected Text from Viisage Conference Call dated November 15, 2005:

On the conference call, Bernard C. Bailey, President and Chief Executive Officer of Viisage, stated:

“From a revenue standpoint, this year, the company IBT has done about $15 million in revenues for the year. We anticipate that that will be between $30 and $35 million in 2006, based upon the signed contracts that they have in place today. Of course, what this means to us is that in 2006, we expect this to be accretive on our earnings per share, having an impact between $0.02 and $0.03 on an EPS GAAP basis, and on an EBITDA basis, we see it dropping to our EBITDA line in the range of between $4 to $6 million in 2006, very comfortably from a business perspective.”

Use of GAAP and Non-GAAP Financial Measures:

EBITDA

Viisage uses EBITDA as a non-GAAP financial performance measurement. EBITDA is calculated by adding back to net income (loss) interest, taxes, depreciation and amortization. EBITDA is provided to investors to complement results provided in accordance with GAAP, as management believes the measures help illustrate underlying operating trends in the Company’s business and uses the measures to establish internal budgets and goals, manage the business, and evaluate performance. EBITDA should not be considered in isolation or as a substitute for comparable measures calculated and presented in accordance with GAAP. Viisage has not provided a quantitative reconciliation of EBITDA with projected net income (loss) because such reconciliation cannot be provided without unreasonable efforts.